Exhibit 8(w)
Form of Rule 22c-2 Agreement (the “Agreement”)
     THIS AGREEMENT is entered into as of April 16, 2007 by and between [Fund Agent Entity] (“Fund Agent”), the [transfer agent] for the XYZ Fund family of funds (the “Funds”), Distributors, Inc. (“Distributor”) (as referred together, Fund Agent and Distributor are “XYZ”), and Farmers New World Life Insurance Company, an insurance company domiciled in the State of Washington, (“Intermediary”), with an effective date of October 16, 2007.
WHEREAS, Distributor is the principal underwriter for the Funds;
WHEREAS, Fund Agent is the [transfer agent] for the Funds;
WHEREAS, the Funds and the Intermediary agree that any request made prior to the effective date of this Agreement to the Intermediary by the Funds for Shareholder transaction information, and the Intermediary’s response to such request, shall be governed by whatever practices the Funds and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;
WHEREAS, the Intermediary issues certain variable life insurance and variable annuity contracts (the “Contracts”) that are supported by Farmers Annuity Separate Account A and Farmer Variable Life Separate Account A (the “Separate Accounts”);
WHEREAS, the Separate Accounts have been established by the Intermediary to invest assets attributable to the Contracts in shares of the Funds;
WHEREAS, the Intermediary purchases and redeems Shares of the Funds on behalf of the Separate Accounts to fund the Contracts in accordance with Shareholder directions and the terms of the Contracts;
WHEREAS, Rule 22c-2 under the Investment Company Act of 1940 (“Rule 22c-2”) requires the Funds to enter into a shareholder information agreement with each financial intermediary, as defined by Rule 22c-2, of the Funds;
WHEREAS, the Funds have identified Intermediary as a financial intermediary of the Funds; and
WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Funds in accordance with Rule 22c-2.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, XYZ and Intermediary hereby agree as follows:

a.	Definitions. For purposes of this Agreement:
i.	The term “Fund” includes XYZ and the Funds and any designee of XYZ and of the Funds. The term not does include any “excepted funds” as defined in Rule 22c-2(b).[1]
ii.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.
iii.	The term “Shareholder” means the owner of interests in a Contract issued by the Intermediary, or a participant in an employee benefit plan with a beneficial interest in a Contract.
iv.	The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of “dollar cost averaging” programs, Intermediary-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) step-ups in Contract value pursuant to a Contract living benefit; (v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.
v.	The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Intermediary-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

vi.	The term “written” includes electronic writings and facsimile transmissions.

[1]	As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

b.	Agreement to Provide Shareholder Information. Intermediary agrees to provide the Fund or its designee, upon written request from the Fund, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)[2], or other government-issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account(s), and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through one or more account(s) maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.
i.	Period Covered by Request. Requests must set forth a specific period for which transaction information is sought, which will not exceed ninety (90) calendar days of transaction information. The Fund or its designee will not request transaction information older than ninety (90) days from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.
ii.	Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.
iii.	Form and Timing of Response. Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in section b. above. If requested by the Fund or its designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in section b. above is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee promptly either: (i) provide (or arrange to have provided to the Fund, or its designee) the information set forth in section b. above for those Shareholders who hold an account with an Indirect Intermediary, or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. In such instance, Intermediary agrees to inform the Fund or its designee whether Intermediary plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund and Intermediary. To the extent practicable, the format for any transaction information

[2]	According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number from the Social Security Administration. Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “Indirect Intermediary” has the same meaning as in Rule 22c-2.
iv.	Limitations on Use of Information. The Fund agrees that the Fund and its designees will not use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.
c.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate market timing or frequent trading policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to Fund or its designee, in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:
Harris Mortensen, Director of Insurance Operations
3003-77th Ave. SE, Mercer Island, WA 98040
Phone: (206) 236-6601; Fax: (206) 275-8047
i.	Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide (through the Fund or its designee) to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Contract owner that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

ii.	Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.
iii.	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.
d.	Construction of the Agreement; Fund Participation Agreements. The Fund and Intermediary have entered into one or more Fund participation agreements (“Participation Agreements”) between or among them for the purchase and redemption of Shares of the Fund by the Intermediary in connection with the Contracts. This Agreement amends those Participation Agreements. To the extent the terms of this Agreement directly conflict with the terms of a Participation Agreement, the terms of this Agreement shall control.
e.	Termination. This Agreement will terminate upon the termination of the Participation Agreements.
f.	Indemnification. The Fund agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising in connection with third party claim or action brought against Intermediary as a result of any incorrect identification by the Fund of a Shareholder whose purchases or exchanges of Shares must be restricted by the Intermediary or any incorrect instructions received by Intermediary from the Fund or its designee to restrict a Shareholder’s transactions or any unauthorized disclosure of a Shareholder’s TIN, ITIN, or GII or the specific individual Contract owner number or participant account number associated with the Shareholder that was provided to the Fund or its designee in response to a request for Shareholder information pursuant to the terms of this Agreement.
g.	Reimbursement. Fund agrees to reimburse Intermediary for reasonable costs associated with complying with written requests for data that has already been requested by Fund or its designee in any one year period and data requested by Fund or its designee that is older than ninety (90) days from the date of request.
h.	Force Majeure. Fund, Fund’s designee, and Intermediary are excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of Fund, Fund’s designee, and Intermediary including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

i.	Dispute Resolution. Fund and Intermediary hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Unless otherwise mutually agreed in writing by Fund and Intermediary, said determination by the arbitrator shall become final and binding 3 days after the arbitrator’s ruling. Arbitration costs and expenses shall be borne equally by Fund and Intermediary. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

[FUND AGENT ENTITY, INC.]

By:

Name:

Title:

[DISTRIBUTORS, INC.]

By:

Name:

Title:

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:

Name:

Title: